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                           FOR:          YALE INTERNATIONAL , INC.

                           APPROVED BY:   Donald C. Roof
                                          Senior Vice President and
                                          Chief Financial Officer
                                          (704) 367-4220

FOR IMMEDIATE RELEASE


                     YALE ANNOUNCES RECORD EARNINGS FOR YEAR


CHARLOTTE, NC (August 15, 1996) -- Yale International, Inc. (Nasdaq: YALE) today announced record earnings for the year ended June 30, 1996. Net income from its continuing industrial businesses for the year ended June 30, 1996 was $6.9 million, or $1.14 per share, compared with $3.6 million, or $.60 per share, for fiscal 1995. Total sales in the current year were $187 million, an increase of $14 million, or 7.9% over fiscal 1995.
         Net income from continuing operations for the fourth quarter was $2.7 million, or $.45 per share, versus net income of $0.9 million, or $.15 per share, in the comparable quarter last year. Net sales in the quarter totaled $48.0 million, an increase of $2 million or 4.4%, over sales in the same period last year.
         "The operating results in the fourth quarter were very robust," said Gary L. Tessitore, President and Chief Executive Officer of Yale. "Strong results were achieved by each of our business units, particularly in gross profit margins and operating earnings. The Company also benefited from a favorable yen/dollar relationship and lower selling, general and administrative expense during the fourth quarter."
         Yale International, Inc. manufactures and distributes a diversified line of material handling and industrial component products, including chain and wire rope hoists, actuators, scissor-lifts and rotating unions. Principal brand names are Yale, Duff-Norton, Coffing, Little Mule and American Lifts.
         Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties, including sales, earnings from continuing operations and other risks detailed from time to time in Yale International's SEC reports and filings. The Company operates under the name Yale International, although its legal identity will remain Spreckels Industries, Inc. until shareholder approval is received at the next annual shareholders' meeting.

                                    # # # # #

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YALE INTERNATIONAL, INC.
CONSOLIDATED FINANCIAL INFORMATION
FOR THE QUARTER AND YEAR-ENDED JUNE 30
Unaudited (in millions, except per share data)


NOTE: Operating results for the quarters and years ended June 30, 1996 and 1995 reflect results from the Company's continuing industrial businesses. Results from businesses discontinued or sold, including Spreckels Sugar and Limestone Products during fiscal 1996 and Carbidie during fiscal 1995 have been excluded from these results. Earnings per share information has been presented for simple EPS based on weighted average shares outstanding, as well as on a fully-diluted basis using the modified treasury stock method.


                                Quarter Ended                      Year Ended
                                  June 30,                           June 30,
                              1996              1995           1996             1995
                              ----              ----           ----             ----
Net Sales                   $    48.0     $      46.0      $    187.0      $    173.3

Gross Profit                     14.2            11.4            55.1            48.9

Operating Income                  6.4             2.8            19.1            14.2

Net Income                  $     2.7     $       0.9      $      6.9      $      3.6


EBITDA                      $     7.5     $       3.9      $     23.6      $     18.4


Earnings Per Share:
         Avg. Outstanding   $      .45    $        .15     $      1.14     $       .60
         Fully Diluted             .38             n/a            1.02             n/a
Weighted Average Shares:
         Avg. Outstanding    6,050,634       6,000,000       6,019,763       6,000,000
         Fully Diluted       7,917,250             n/a       7,892,553             n/a

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